Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is effective as December 9, 2024 (“Effective Date”), by and between SUNation Energy, Inc., a Delaware corporation (the “Company”) (formally known as Pineapple Energy, Inc.) and Scott Maskin (the “Employee”) as its Chief Executive Officer.

The Company desires to hire Employee as detailed below. During his employment, Employee will have access to extremely sensitive confidential, proprietary and trade secret information relating to the Company, its employees, and its customers. As a result, Employee’s employment with the Company is strictly conditioned on Employee agreeing to the confidentiality provisions and post-employment restrictions in this Agreement. Employee has thoroughly reviewed and considered the terms of this Employment Agreement, and subject to the terms of paragraph 14 below, irrevocably accepts all terms set forth below.

In consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Company and Employee, the parties agree as follows:

1.	Employment Duties; No Conflict; Contingency. The Company hereby employs Employee and Employee accepts such employment. Employee agrees to perform the duties consistent with his position and other duties as may be requested by the Company from time to time. Employee will perform his duties with the highest levels of professionalism and integrity. Employment pursuant to this Agreement is subject to all Company policies in effect throughout Employee’s employment. During the term of this Agreement and subject to the terms of paragraph 6 below, Employee will not render or perform services for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement except as expressly permitted by the Company in writing.

2.	Term of Agreement. The term of this Agreement shall be for a three (3) years (the "Initial Term") and automatically be extended for additional terms of one (1) year each (each a "Renewal Term") unless either party gives prior written notice of non-renewal to the other party no later than three (3) months prior to the expiration of the Initial Term ("Non-Renewal Notice"), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the "Term." The Parties further agree that Employee’s obligations under paragraph 5 of this Agreement shall survive any termination of this Agreement, including the expiration of the Term.

3.	Compensation.

(a)	Base Salary. The Company shall pay Employee a base salary in the annualized amount of $295,000 (“Base Salary”), less applicable taxes and withholding, payable in accordance with the Company’s standard payroll practices.

(b)	Employee Bonus Program. Employee shall be eligible for the Company’s Employee Bonus Program. Employee’s potential bonus shall be up to fifty percent (50%) of Employee’s Base Salary. Any Bonus payable under this Section 3(b) shall be paid as a lump sum by March 15 (“Bonus Pay Date”) of the calendar year following the year for which the Bonus was calculated. The Employee Bonus Program is discretionary based on goals established by the Company’s Board of Directors and may be changed from time to time.

(c)	Change In Control Benefits. Employee shall be entitled to change in control benefits as set forth in the Pineapple Energy Inc. Change In Control Agreement, attached as Exhibit A.

(d)	Benefits. Employee shall be entitled to participate in all employee benefit plans or programs offered by the Company to all its employees, subject to the eligibility requirements and terms of such plans or programs, including, as of the Effective Date, cellphone reimbursement, medical, dental, vision, life, and critical illness/accident insurance; the Company 401(k) plan, Employee Stock Purchase Plan, and Health Savings Account.

(e)	Company Bylaws. The parties acknowledge the provisions of Sections 10.01- 10.07 of the Company Bylaws concerning the defense and indemnification of employee in accordance with the terms of those sections.

4.	Termination.

(a)	This Agreement and Employee’s employment hereunder shall terminate upon the happening of any of the following events:

(i) At the Company’s option, in the event of an act or inaction by Employee, defined in Section 4(c), as constituting “Cause” for termination;

(ii) At the Company’s option, upon sixty (60) days’ notice in person or by certified mail, for any reason other than an act or inaction by Employee, defined in Section 4(c), as constituting “Cause” for termination;

(iii) At the Employee’s option, in the event of an act by the Company, defined in Section 4(d), as constituting “Good Reason” for termination by Employee;

(iv) At the Employee’s option, upon sixty (60) days’ notice in person or by certified mail, for any reason other than an act by the Company, defined in Section 4(d), as constituting “Good Reason” for termination by Employee;

(v) Upon Employee’s death; or

(vi) Upon Employee’s Total Disability as defined in Section 4(e).

(b)	Upon termination of this Agreement, in all cases Employee shall be entitled to receive (i) Base Salary owed through the Termination Date, (ii) reimbursement of reasonable unpaid expenses incurred through the Termination Date. Unless otherwise required to be paid sooner pursuant to the laws of the state in which Employee performs services, Base Salary shall be paid on or before the regular pay date immediately after the Termination Date and reimbursement of expenses shall be made within fourteen (14) business days of the Termination Date.

(c)	For purposes of this Agreement, “Cause” means: (i) gross negligence or willful misconduct or gross neglect of duties; (ii) commission of any felony, or a gross misdemeanor involving moral turpitude that in the reasonable determination of the Board is materially and demonstrably injurious to the Company or that impairs Employee’s ability to substantially perform Employee’s duties with the Company or a subsidiary; (iii) fraud, disloyalty, dishonesty or willful violation of any law or a willful violation of a Company policy that, after warning, remains a continuing violation, committed in connection with the Employee’s employment; (iv) conduct that, in the judgment of the Company’s Board, results in damage to the Company’s business, property, reputation, or goodwill, including, but not limited to, allegations of sexual harassment or discrimination; (v) breach of or inability to perform Employee’s obligations under this Agreement other than by reason of disability or death; or (vi) failure to follow a lawful directive of the Company’s Board; provided, however, that “Cause” shall not exist unless the Company has first provided written notice to the Employee of the initial occurrence of one or more of the conditions under clauses (i), (iii), (iv), (v), or (vi) above, and such condition is not fully remedied by the Employee within thirty (30) days after the Employee’s receipt of written notice from the Company.

(d)	For purposes of this Agreement, “Good Reason” means: an initial occurrence of any of the following a decision of the Company’s Board without the Employee’s consent: (i) a substantial adverse change in the nature or scope of the Employee’s responsibilities, authorities, powers, functions or duties such that the Employee would no longer be considered to be a member of senior management of the Company; (ii) a reduction in the Employee’s annual Base Salary except for across the board salary reductions similarly affecting all or substantially all senior management employees; provided, however, that “Good Reason” shall not exist unless the Employee has first provided written notice to the Company of the initial occurrence of one or more of the conditions under clauses (i) and (ii) above within thirty (30) days of the condition’s occurrence, and such condition is not fully remedied by the Company within thirty (30) days after the Company’s receipt of written notice from the Employee, and the Employee’s date of termination as a result of such event occurs within ninety (90) days after the initial occurrence of such event.

(e)	For purposes of this Agreement, Employee shall be deemed to be suffering from a “Total Disability” if Employee has failed to perform his regular and customary duties to the Company for a period of 180 days out of any 360-day period and if before Employee has become "Rehabilitated" (as herein defined) a majority of the members of the Board, exclusive of the Executive, vote to determine that the Executive is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment. As used herein, the term "Rehabilitated" shall mean such time as the Executive is willing, able, and commences to devote his time and energies to the affairs of the Corporation to the extent and in the manner that he did so prior to his Total Disability.

(f)	Termination by the Company for Cause prior to a Change In Control, or Termination by the Employee without Good Reason prior to a Change In Control: If the Employee’s employment is terminated (i) by the Company for Cause, or (ii) by the Employee Without Good Reason, then the Company shall pay or provide the Employee only with the benefits itemized in 4(b).

(g)	Termination by the Company other than for Cause prior to a Change In Control, or resignation by the Employee with Good Reason prior to a Change In Control: If the Employee’s employment is terminated by the Company for any reason other than Cause, or the Employee’s employment is terminated by the Employee for Good Reason, in either case with the Employee’s date of termination occurring during the Term, then the Company shall: (i) pay or provide the Employee the benefits itemized in 4(b) (i) and (ii) subject to the Employee signing and not rescinding a release of claims in a form acceptable to the Company (the “Release”) and the Employee strictly complying with the terms of this Agreement and any other written agreement between the Employee and the Company or any of its Affiliates as of the date each of the installments described below is to be paid, the Company shall pay to the Employee as severance pay a total amount equal to one hundred percent (100%) of the annual Base Salary as of the date of termination, subject to applicable tax withholdings, payable in substantially equal installments in accordance with the Company’s regular payroll during the period from the Employee’s date of termination through and the twelve (12) month anniversary of the Employee’s date of termination; provided, however, that any installments that otherwise would be payable on the Company’s regular payroll dates between the Employee’s date of termination and the sixtieth (60th) calendar day after the Employee’s date of termination will be delayed until the Company’s first regular payroll date that is more than sixty (60) days after the Employee’s date of termination and included with the installment payable on such payroll date.

(h)	Termination due to Total Disability or death: If the Employee’s employment is terminated due to Disability or the Employee’s death, then the Company shall pay or provide the Employee (or the Employee’s estate, if applicable) only with the benefits itemized in 4(b).

5.	Confidential Information. The Employee understands and acknowledges that during the course of employment by the Company, the Employee will have access to and learn about Confidential Information, as defined below.

(a)	Confidential Information Defined.

For purposes of this Agreement, "Confidential Information" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, technologies, databases, compilations, device configurations, embedded data, metadata, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to the Employer in confidence.

The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Employee understands and agrees that Confidential Information includes information developed by the Employee in the course of the Employee's employment by the Company as if the Company furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee, provided that the disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee's behalf.

(b)	Company Creation and Use of Confidential Information.

The Employee understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of debt relief and/or debt settlement. The Employee understands and acknowledges that as a result of these efforts, Company has created and continues to use and create Confidential Information. This Confidential Information provides Company with a competitive advantage over others in the marketplace.

(c)	Disclosure and Use Restrictions.

The Employee agrees and covenants:

(i) to treat all Confidential Information as strictly confidential;

(ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Employee's authorized employment duties to the Company or with the prior written consent of the Company, in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and

(iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Employee's authorized employment duties to the Company or with the prior written consent of the Company, in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

The Employee understands and acknowledges that the Employee's obligations under this Agreement regarding any particular Confidential Information begin immediately when the Employee first has access to the Confidential Information (whether before or after beginning employment with the Company) and shall continue during and after the Employee's employment by the Company until the time that the Confidential Information has become public knowledge other than as a result of the Employee's breach of this Agreement or breach by those acting in concert with the Employee or on the Employee's behalf.

(d)	Notice of Immunity Under the Defend Trade Secrets Act of 2016 ("DTSA"). Notwithstanding any other provision of this Agreement:

(i) The Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii) If the Employee files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Employee may disclose the Employer's trade secrets to the Employee's attorney and use the trade secret information in the court proceeding if the Employee:

(A) files any document containing the trade secret under seal; and

(B) does not disclose the trade secret, except pursuant to court order.

(e)	Other Permitted Disclosures. Nothing in this Agreement shall be construed to prevent:

(i) disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Employee shall promptly provide written notice of any such order to the Company;

(ii) the Employee from disclosing or discussing any sexual assault or sexual harassment dispute arising after the execution of this Agreement.

(iii) the Employee (or Employee's attorney) from filing a charge or complaint with the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other securities regulatory agency or authority/the Occupational Safety and Health Administration (OSHA), any other self-regulatory organization, or any other federal or state regulatory authority ("Government Agencies"). The Employee further understands that this Agreement does not limit the Employee's ability to communicate with any securities regulatory agency or authority/Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any securities regulatory agency or authority/Government Agency in connection with reporting a possible securities law violation without notice to the Employer.

(iv) the Employee from discussing the terms and conditions of Employee's employment with co-workers or union representatives/exercising Employee's rights under Section 7 of the National Labor Relations Act (NLRA)/exercising protected rights to the extent that such rights cannot be waived by agreement, or otherwise disclosing information as permitted by law.

6.	Non-Solicitation, Non-Interference and Non-Competition. As a result of his employment with the Company, Employee will acquire considerable knowledge about, and expertise in, certain areas of the Company’s business. Employee will also gain knowledge of, and have contact with, customers and suppliers of the Company. Employee acknowledges that he may be able to utilize such knowledge and expertise following termination of service with the Company, to the serious detriment of the Company if he solicits business from customers of the Company or interferes with the Company’s relationships with its customers, business partners or employees. Accordingly, he agrees that:

(a)	Non-Solicitation, Non-Interference with Customers. During employment and for twelve (12) months after termination of employment, Employee will not directly or indirectly (i) solicit any customer or business partner of the Company, (ii) take any action intended to, or that has the effect of, interfering with the Company’s relationship with any customer or business partner or otherwise resulting in a customer or business partner reducing or ceasing their business relationship with the Company; or (iii) provide, to any customer with whom Employee had contact during employment or about whom Employee had access to Confidential Information, any products or services that are competitive with those that were offered by the Company during Employee’s employment.

(b)	Non-Solicitation of Employees. During employment and for twelve (12) months after termination of employment, Employee will not directly or indirectly approach, solicit, entice, hire or attempt to approach, solicit entice or hire any employee of the Company to leave the employment of the Company.

(c)	Non- Competition. During employment and for twelve (12) months after termination of employment, Employee will not directly or indirectly engage in any business that is the same as or substantially similar to the business in which the Company engages during the term of Employee’s employment; provided, however, that this restriction shall apply only to the geographic market of the Company which is subject to change, but at the time of execution defined as the States of New York, Hawaii, and Florida. Employee shall be deemed to engage in a business if he directly or indirectly engages or invests in, owns, manages, operates, controls or participates in the ownership, management, operation or control of, is employed by, associated or in any manner connected with, or renders services or advice to, any business that provides products or services that are the same as or substantially similar to the products and/or services provided by the Company during Employee’s employment. Provided, however, that Employee may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if two conditions are met: (a) such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and (b) Employee does not beneficially own (as defined Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in excess of one percent of the outstanding capital stock of such enterprise.

(d)	Tolling of Restrictive Period. In the event Employee breaches any provision of this Section 6, the applicable restrictive period herein shall be tolled during the time of Employee’s breach. Upon cessation of any such breach, the restrictive period shall continue and shall be extended by the time period of the applicable breach.

(e)	Non-Disparagement. The parties agree and covenant that the neither will make, publish, or communicate to any person or entity or in any public forum any maliciously false, defamatory or disparaging remarks, comments, or statements about the other now or at any time in the future/during the employment relationship and during the Restricted Period.

(f)	Presentment to any New Employer. For one year after termination of employment, Employee shall give a copy of this Agreement to any subsequent employer prior to Employee’s first day of work so that the new employer can evaluate whether Employee’s work for that employer may be in violation of this Agreement.

(g)	Reasonableness and Other Employee Acknowledgments. Employee further acknowledges and agrees that:

ii.	the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interests of the Company, including but not limited to those described above;

iii.	Employee will be reasonably able to secure subsequent employment and otherwise earn a living without violating the terms of this Agreement;

iv.	Employee will not be subject to undue hardship by reason of Employee's full compliance with the terms and conditions of this Agreement or the Company’s enforcement of it;

v.	by this writing, Employee affirms that he is not a party to any restrictive covenants to third-parties that would interfere with or hinder his ability to undertake the obligations and expectations of employment with the Company;

vi.	by this writing, Employee acknowledges that he has been afforded sufficient time to review this Agreement and been advised of his right to consult with counsel before signing it.

7.	Warranty. Employee represents and warrants that the Employee is not a party to any non-compete restrictive covenant or related contractual limitation that would interfere with or hinder the Employee's ability to undertake the obligations and expectations of employment with the Company.

8.	Conflict of Interests. The Company expects all employees to conduct business according to the highest ethical standards of conduct. Employee is expected to devote his best efforts to the interests and business of the Company. Business dealings that create, or appear to create, a conflict between the interests of the Company and Employee are prohibited. The Company recognizes the right of employees to engage in activities outside of their employment that are of a private nature and unrelated to the Company’s business. However, Employee must disclose any possible conflicts so that the Company may assess and prevent potential conflicts of interest from arising. A potential or actual conflict of interest may occur when an employee is in a position to influence a business decision that may result in personal gain to the employee, a family member, or personal acquaintance. It is not possible to specify every action that might create a conflict of interest. Any question regarding whether an action or proposed course of conduct could create, or appear to create, a conflict of interest should immediately be presented to the Board of the Company for review.

10.	Section 409A Compliance. The parties intend that the benefits and rights described in this Agreement comply with Section 409A of the Internal Revenue Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”) to the extent that the requirements of Section 409A are applicable hereto, and the provisions of this Agreement will be construed in a manner consistent with that intention. If Employee or the Company believes at any time that any such benefit or right subject to Section 409A does not so comply, it will promptly advise the other and will negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Employee and on the Company). Each payment under this Agreement is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii) (or any similar or successor provisions).

Notwithstanding the foregoing, the Company does not make any representation that the payments or benefits under this Agreement are exempt from, or satisfy, the requirements of Section 409A and the Company shall have no liability or other obligation to indemnify or hold harmless Employee or any beneficiary for any tax, additional tax, interest or penalties if any provision of this Agreement or any action taken with respect thereto is deemed to violate any of the requirements of Section 409A.

11.	Mandatory Arbitration of Employment-Related Claims. In exchange for the mutual promises contained in this Agreement, the Parties agree that:

a.	Any dispute, controversy, claim, or defense arising out of or related in any way to Employee's employment by Employer, or termination of employment, including but not limited to claims or defenses arising under or related to this Agreement or any breach of this Agreement, and any alleged violation of any federal, state, or local statute, regulation, common law, or public policy, shall be submitted to and decided by final binding arbitration to the fullest extent allowed and enforceable under applicable federal law/except in cases relating to sexual assault or sexual harassment. Notwithstanding anything to the contrary, this Agreement does not prevent Employee from filing a complaint or charge with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any similar federal or state administrative agency, reporting suspected securities laws violations to the Securities and Exchange Commission or other regulatory authority, filing claims for workers' compensation or unemployment insurance benefits, or pursuing an individual or joint action in court alleging sexual assault or sexual harassment.

b.	This Agreement and any arbitration shall be governed by the Federal Arbitration Act (“FAA”) to the exclusion of any state law inconsistent with the FAA. The arbitration shall be administered by the American Arbitration Association (“AAA”) and held in New York City, New York before a single arbitrator, in accordance with the AAA Employment Arbitration Rules and Mediation Procedures in effect when the arbitration is commenced, except as modified by this Agreement. A copy of the current version of the AAA Employment Arbitration Rules and Mediation Procedures available online at:

https://www.adr.org/sites/default/files/EmploymentRules_Web_2.pdf

c.	The arbitrator shall issue a written opinion stating the essential findings and conclusions on which the arbitrator’s award is based.

d.	By entering into this Agreement, the Parties are waiving all rights to have their disputes covered by this Agreement heard or decided by a jury or in a court trial and the right to pursue any class or representative claims against each other in court, arbitration, or any other proceeding. The arbitrator shall have no jurisdiction or authority to compel any class or collective claim, or to consolidate different arbitration proceedings with or join any other party to an arbitration between Company and Employee to the fullest extent allowable by federal law.[The arbitrator, and not any court, shall, to the fullest extent allowed by applicable law, have exclusive authority to resolve any dispute relating to the enforceability or formation of this Agreement and the arbitrability of any dispute between the parties, except for any dispute relating to the enforceability or scope of the class and collective action waiver or the applicability of Chapter 4 of the FAA, which shall be determined by a court of competent jurisdiction.

e.	Discovery in any arbitration proceeding shall be conducted according to the AAA Employment Arbitration Rules and Mediation Procedures. To the extent not provided for in the AAA Employment Arbitration Rules and Mediation Procedures, the Arbitrator has the power to order discovery on a showing that discovery is necessary for a party to have a fair opportunity to present a claim or defense.

f.	Any arbitral award determination shall be final and binding upon the Parties. Judgment on the arbitrator's award may be entered in any court of competent jurisdiction without any right of judicial review or appeal.

g.	By executing this Agreement, the Parties represent that they have been given the opportunity to fully review the terms of this Agreement, including the agreement to arbitrate contained in it. The Parties understand the terms of this Agreement and freely and voluntarily sign this Agreement. Each Party fully understands and agrees that they are giving up certain rights otherwise afforded to them by civil court actions, including but not limited to the right to jury or court trial and the right to bring any claim as a class or collective action to the fullest extent enforceable under applicable law.

12.	Severability and Judicial Modification. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, that holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding on the Parties with any modification to become a part of and treated as though originally set forth in this Agreement. The Parties further agree that any such court is expressly authorized to modify any unenforceable provision of this Agreement instead of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making any other modifications it deems warranted to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law.

The Parties expressly agree that this Agreement as so modified by the court shall be binding on and enforceable against each of them. Should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in this Agreement.

13.	Successors and Assigns. To the extent permitted by state law, Employee consents that the Company may assign this Agreement to any subsidiary or corporate affiliate in the Company or otherwise, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns. Employee may not assign his rights or delegate his duties or obligations hereunder without the express written consent of the Company.

14.	Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Employee and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and any other agreement between the Parties, the provisions of this Agreement shall control.

15.	Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Employee and be approved by Resolution of the Board of the Company. No waiver by either Party of any breach of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any other provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either Party in exercising any right, power, or privilege under this Agreement operate as a waiver to preclude any other or further exercise of any right, power, or privilege.

16.	Post-Employment Cooperation. Employee agrees to cooperate and assist the Company in the handling or investigation of any administrative charges, government inquires, claims, threats or lawsuits involving the Company that relate to matters that arose while the Employee was an employee of the Company. The Company will reimburse Employee for out-of-pocket expenses incurred in connection with such cooperation.

17.	Notice. Unless otherwise provided herein, any notice required or given under the terms of this Agreement shall be in writing and delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, postage prepaid, or sent by facsimile transmission to the Company at the Company’s principal office or to Employee at the addresses set forth below. Notice shall be deemed given (a) when delivered if personally delivered; (b) three business days after having been placed in the mail, if delivered by registered or certified mail; (c) the business day after having been placed with a nationally recognized overnight carrier, if delivered by nationally recognized overnight carrier, and (d) the business day after transmittal when transmitted with electronic confirmation of receipt, if transmitted by facsimile. Until changed by notice pursuant to this Section 17, the following shall be the addresses to which notices shall be sent:

If to the Company, to:	If to Employee, to:

SUNation Energy, Inc.	Scott Maskin
171 Remington Blvd. Ronkonkoma, NY 11779 Attn: Roger Lacey, Chairman roger@rogerlacey.com	40 Grassmere Avenue Oakdale, NY 11769 Sarasota FL 34240 scott@scottmaskin.com

As a courtesy, but not serving as notice, copies of all notices also will be sent by email to the addresses listed above.

18.	Governing Law; Breach. This Agreement shall be governed by and construed in accordance with the laws of Delaware, without reference to conflicts of laws. In the event either party is deemed by a court of appropriate jurisdiction to have breached this Agreement, the nonbreaching party shall be entitled to recover all costs, expenses and attorney’s fees incurred in enforcing the terms of this Agreement.

19.	Survival. The provisions of Sections 5, 6, 7, 9, 10, 11, 12, 13, 14, 15, 17, and 18 survive termination of this Agreement (and, for the avoidance of doubt, any termination of Employee’s employment with the Company).

20.	Termination of Prior Agreements. The Parties hereby acknowledge that there is a prior employment agreement, dated November 9, 2022, executed by Employee and the Company (when it was formerly known as Pineapple Energy Inc.) (“Prior Employment Agreement”). By signing below, except as to the November 9, 2022 Long Term Note made by Pineapple Energy Inc. (“Pineapple”), to Employee and Scott Maskin, for the sum of $5,486,000, in connection with the Transaction Agreement by and among Pineapple, as the Buyer, Scott Maskin, James Brennan, Scott Sousa, and Brian Karp, as Sellers, and Scott Maskin as Seller Representative for the acquisition of Sunation Solar Systems Inc., Sunation Service, Inc., Sunation Commercial Inc., Sunation Electric Inc., Sunation Energy LLC, and Sunation Roofing LLC (the “Transaction Agreement”) and the Earnout Payment Provisions set forth in §1.5(a)(i) of the Transaction Agreement (collectively, the “Surviving Agreements”) which expressly survive the execution of this Agreement., Employee acknowledges and agrees that: (a) all prior employment or similar agreements, whether written or verbal, including the Prior Employment Agreement, (collectively, Prior Agreements”), together with all of Employee’s rights under the Prior Agreements, are hereby terminated as of the date hereof; (b) any notice that may be required in connection with the termination of the Prior Agreements is hereby waived; (c) notwithstanding the termination of the Prior Agreements or any other provision of this Agreement, the provisions of the Prior Agreements that impose confidentiality, non-disclosure, non-solicitation, non-competition and other similar obligations on Employee (the “Existing Restrictive Covenants”) shall continue in full force and effect in accordance with their respective terms and Employee agrees to strictly abide by such provisions; and (e) the other provisions of the Prior Agreements shall continue in effect to the extent necessary to permit the Company or its successors or assigns to enforce the Existing Restrictive Covenants. For the Avoidance of doubt, nothing herein shall be deemed to terminate the Surviving Documents.

Accordingly, this Employment Agreement is effective as of the Effective Date.

SUNation Energy, Inc. on behalf of itself, and all predecessor entities and subsidiaries.

By:	/s/ Roger Lacey	/s/ Scott Maskin
Roger Lacey, Chairman		Scott Maskin